Exhibit 99.1

●●●●●●●●●●●●●●●●●●●●●●●● Transocean Ltd. Investor Relations and Communications Dept.

●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●●

Analyst Contacts:	Thad Vayda	News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Guy A. Cantwell	FOR RELEASE: November 4, 2012
+1 713-232-7647

TRANSOCEAN LTD. REPORTS THIRD QUARTER 2012 RESULTS

•                  Third quarter 2012 revenues were $2.440 billion compared with $2.352 billion in the second quarter 2012;

•                  Operating and maintenance expenses for the third quarter were $1.338 billion, compared with $1.381 billion for the second quarter 2012.  Second quarter operating and maintenance expenses exclude $750 million for estimated loss contingencies associated with the Macondo well incident;

•                  Third quarter 2012 net loss attributable to controlling interest was $381 million, which included $880 million of net unfavorable items primarily associated with the impairment of assets included in discontinued operations.   This compares with the second quarter 2012 net loss attributable to controlling interest of $304 million, which included $621 million of net unfavorable items;

•                  Third quarter Annual Effective Tax Rate(3) from continuing operations was 15.2 percent compared with 28.2 percent in the second quarter 2012;

•                  Third quarter net loss attributable to controlling interest was $1.06 per diluted share.   After adjusting for net unfavorable items, adjusted earnings from continuing operations were $499 million, or $1.37 per diluted share;

•                  Cash flows from operating activities were $786 million in the third quarter, compared with $459 million in the second quarter 2012;

•                  Revenue efficiency(1) from continuing operations was 94.3 percent in the third quarter, compared with 92.1 percent in the second quarter 2012.  Third quarter 2012 Ultra-Deepwater revenue efficiency was 95.8 percent, compared with 92.2 percent in the prior quarter.  Fleet utilization(2) from continuing operations was 77 percent in the third quarter, compared with 72 percent in the second quarter 2012; and

•                  New contracts associated with continuing operations totaling $10.2 billion were secured in the Fleet Status Report periods July 18, 2012 through October 17, 2012.  Backlog from continuing operations was $29.7 billion at October 17th, a net increase of $8.3 billion.

ZUG, SWITZERLAND — Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported a net loss attributable to controlling interest of $381 million, or $1.06 per diluted share, for the three months ended

September 30, 2012.  Third quarter 2012 results included net unfavorable items of $880 million, or $2.43 per diluted share.  The results compare with a net loss attributable to controlling interest of $32 million, or $0.10 per diluted share, for the three months ended September 30, 2011.  Third quarter 2011 results included net unfavorable items of $68 million, or $0.21 per diluted share, primarily associated with the company’s acquisition of Aker Drilling.

Net unfavorable items, after tax, impacting the third quarter of 2012 included the following:

•                  $878 million, or $2.43 per diluted share, loss on impairment of assets included in discontinued operations primarily associated with exiting the standard jackup market;

•                  $48 million, or $0.13 per diluted share, net gain on the sale of two floaters, Discoverer 534 and Jim Cunningham;

•                  $30 million, or $0.08 per diluted share, loss from discontinued operations.  This includes $24 million, or $0.06 per diluted share associated with the standard jackups; the remainder is primarily associated with Challenger Minerals (North Sea) Limited; and

•                  $20 million, or $0.05 per diluted share, loss due to discrete taxes and other items.

After adjusting for these net unfavorable items, adjusted earnings from continuing operations were $499 million, or $1.37 per diluted share.  A reconciliation of the non-GAAP adjusted net income and diluted earnings per share is attached.

Operations Quarterly Review

Revenues from continuing operations for the three months ended September 30, 2012 were $2.440 billion, compared with revenues of $2.352 billion during the three months ended June 30, 2012.  Contract drilling revenues increased $136 million mainly due to higher revenue efficiency(1) primarily on Ultra-Deepwater floaters, and lower out of service time.  Revenue efficiency(1) from continuing operations was 94.3 percent for the third quarter, compared with 92.1 percent in the second quarter 2012.  Other revenues decreased $48 million to $130 million for the third quarter 2012, compared with $178 million in the prior quarter, primarily due to decreased levels of low-margin drilling management services activity.

Operating and maintenance expenses from continuing operations decreased $43 million to $1.338 billion for the third quarter of 2012.  This compares with $1.381 billion for the second quarter of 2012, excluding $750 million for estimated loss contingencies associated with the Macondo well incident.  Contract drilling expenses increased by $17 million due to annual pay raises, activity increases, professional fees, and various other items, partly offset by lower costs in the third quarter associated with rigs undergoing surveys, contract preparation or other shipyard projects.  The delayed commencement of shipyard projects favorably impacted contract drilling expenses in the third quarter.  Costs associated with the company’s drilling management services reporting unit decreased $60 million mostly due to reduced activity.

General and administrative expenses were $69 million for the third quarter 2012, compared with $79 million in the previous quarter.  The decrease was primarily due to transaction costs in the second quarter associated with the Quantum exchange of its 50 percent interest in Transocean Pacific Drilling Inc. for Transocean Ltd.’s shares.

Income Taxes

Transocean’s third quarter Effective Tax Rate(4) from continuing operations was 16.5 percent, compared with 5.0 percent in the second quarter 2012.  The increase in the Effective Tax Rate(4) was due to changes in estimates primarily for settlements of prior years’ tax liabilities.  Transocean’s Annual

Effective Tax Rate (3) from continuing operations for the third quarter 2012 was 15.2 percent.  This compares with 28.2 percent for the prior quarter.  The decrease was primarily due to changes in the blend of income that is taxed based on gross revenues versus pre-tax income and rig movements between taxing jurisdictions, among other things.  Third quarter 2012 income tax expense included a favorable adjustment of $31 million, or $0.09 per diluted share, required to reflect a decrease in the Annual Effective Tax Rate(3) to 20.5 percent for the nine months ended September 30, 2012, from 24.6 percent for the first half of 2012.

Other Items

For the third quarter, interest expense, net of amounts capitalized, was $180 million, compared with $183 million in the second quarter 2012.  Capitalized interest for the third quarter 2012 was $12 million, unchanged from the prior quarter.   Interest income increased to $15 million in the third quarter, compared with $13 million in the second quarter 2012.

Cash flows from operating activities were $786 million for the third quarter, compared with $459 million for the second quarter 2012.  Capital expenditures from total operations were $225 million for the third quarter, compared with $236 million in the second quarter of 2012.

Forward-Looking Statements

Statements included in this news release, including those regarding estimates of Transocean’s goodwill or long-lived asset impairments and the estimated loss contingencies associated with the Macondo well incident, are forward-looking statements that involve certain assumptions. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, market conditions, Transocean’s results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in “Risk Factors” and elsewhere in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EST, 4:00 p.m. CET, on Monday, November 5, 2012. To participate, dial +1 719-325-4828 and refer to confirmation code 2448847 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing four charts that may be discussed during the conference call, titled “3Q12 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. EST, 7:00 p.m. CET, on November 5, 2012, and can be accessed by dialing +1 719-457-0820 or +1 888-203-1112 and referring to the confirmation code 2448847. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced internet addresses. Both replay options will be available for approximately 30 days.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 115 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters, nine High-Specification Jackups, 32 Standard Jackups and one swamp barge. Included in the 115 drilling units, the company has 32 Standard Jackups and one swamp barge classified as discontinued operations. In addition, we have six Ultra-Deepwater Drillships and three High-Specification Jackups under construction.

For more information about Transocean, please visit the website at www.deepwater.com.

Notes

(1) Revenue efficiency is defined as actual revenue divided by the highest amount of total revenue which could have been earned during the relevant period(s). See the accompanying schedule entitled “Revenue Efficiency.”

(2) Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in the company’s fleet. See the accompanying schedule entitled “Utilization.”

(3) Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(4) Effective Tax Rate is defined as income tax expense from continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Operating revenues
Contract drilling revenues	$2,310	$1,827	$6,498	$5,396
Other revenues	130	164	420	576
	2,440	1,991	6,918	5,972
Costs and expenses
Operating and maintenance	1,338	1,344	4,731	3,915
Depreciation and amortization	280	281	846	821
General and administrative	69	67	217	200
	1,687	1,692	5,794	4,936
Loss on impairment	—	—	(210)	—
Gain (loss) on disposal of assets, net	50	(1)	40	(1)
Operating income	803	298	954	1,035

Other income (expense), net
Interest income	15	7	43	27
Interest expense, net of amounts capitalized	(180)	(151)	(543)	(443)
Other, net	(8)	(77)	(32)	(79)
	(173)	(221)	(532)	(495)
Income from continuing operations before income tax expense	630	77	422	540
Income tax expense	104	93	96	211
Income (loss) from continuing operations	526	(16)	326	329
Income (loss) from discontinued operations, net of tax	(909)	(5)	(994)	116

Net income (loss)	(383)	(21)	(668)	445
Net income (loss) attributable to noncontrolling interest	(2)	11	7	34
Net income (loss) attributable to controlling interest	$(381)	$(32)	$(675)	$411

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$1.47	$(0.08)	$0.90	$0.92
Earnings (loss) from discontinued operations	(2.53)	(0.02)	(2.80)	0.36
Earnings (loss) per share	$(1.06)	$(0.10)	$(1.90)	$1.28

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$1.47	$(0.08)	$0.90	$0.92
Earnings (loss) from discontinued operations	(2.53)	(0.02)	(2.80)	0.36
Earnings (loss) per share	$(1.06)	$(0.10)	$(1.90)	$1.28

Weighted-average shares outstanding
Basic	359	320	354	320
Diluted	359	320	354	320

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$6,001	$4,017
Accounts receivable, net of allowance for doubtful accounts of $28 at September 30, 2012 and December 31, 2011	2,163	2,176
Materials and supplies, net of allowance for obsolescence of $71 and $59 at September 30, 2012 and December 31, 2011, respectively	597	529
Deferred income taxes, net	169	142
Assets held for sale	930	26
Other current assets	444	646
Total current assets	10,304	7,536

Property and equipment	26,567	24,833
Property and equipment of consolidated variable interest entities	817	2,252
Less accumulated depreciation	6,925	6,297
Property and equipment, net	20,459	20,788
Goodwill	2,987	3,217
Other assets	1,562	3,491
Total assets	$35,312	$35,032

Liabilities and equity
Accounts payable	$876	$880
Accrued income taxes	257	86
Debt due within one year	2,701	1,942
Debt of consolidated variable interest entities due within one year	28	245
Other current liabilities	2,839	2,375
Total current liabilities	6,701	5,528

Long-term debt	11,211	10,756
Long-term debt of consolidated variable interest entities	177	593
Deferred income taxes, net	450	514
Other long-term liabilities	1,517	1,898
Total long-term liabilities	13,355	13,761

Commitments and contingencies
Redeemable noncontrolling interest	—	116

Shares, CHF 15.00 par value, 402,282,355 authorized, 167,617,649 conditionally authorized, and 373,830,649 and 365,135,298 issued at September 30, 2012 and December 31, 2011, respectively; 359,418,883 and 349,805,793 outstanding at September 30, 2012 and December 31, 2011, respectively	5,129	4,982
Additional paid-in capital	7,496	7,211
Treasury shares, at cost, 2,863,267 held at September 30, 2012 and December 31, 2011	(240)	(240)
Retained earnings	3,399	4,180
Accumulated other comprehensive loss	(512)	(496)
Total controlling interest shareholders’ equity	15,272	15,637
Noncontrolling interest	(16)	(10)
Total equity	15,256	15,627
Total liabilities and equity	$35,312	$35,032

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Cash flows from operating activities
Net income (loss)	$(383)	$(21)	$(668)	$445
Adjustments to reconcile to net cash provided by operating activities
Amortization of drilling contract intangibles	(9)	(12)	(32)	(32)
Depreciation and amortization	280	281	846	821
Depreciation and amortization of assets in discontinued operations	48	80	182	258
Share-based compensation expense	24	20	72	74
Loss on impairment	—	—	210	—
Loss on impairment of assets in discontinued operations	878	7	913	32
(Gain) loss on disposal of assets, net	(50)	1	(40)	1
(Gain) loss on disposal of assets in discontinued operations, net	1	1	(70)	(175)
Amortization of debt issue costs, discounts and premiums, net	17	33	52	95
Deferred income taxes	(61)	(6)	(104)	30
Other, net	12	79	47	85
Changes in deferred revenue, net	(64)	(36)	(69)	7
Changes in deferred expenses, net	51	18	30	(66)
Changes in operating assets and liabilities	42	47	416	(353)
Net cash provided by operating activities	786	492	1,785	1,222

Cash flows from investing activities
Capital expenditures	(201)	(124)	(646)	(633)
Capital expenditures for discontinued operations	(24)	(13)	(75)	(37)
Investment in marketable security	—	(199)	—	(199)
Proceeds from disposal of assets, net	178	4	189	12
Proceeds from disposal of assets in discontinued operations, net	5	84	196	353
Payment for settlement of forward exchange contract	—	(78)	—	(78)
Other, net	7	6	32	(27)
Net cash used in investing activities	(35)	(320)	(304)	(609)

Cash flows from financing activities
Changes in short-term borrowings, net	—	2	(260)	58
Proceeds from debt	1,493	—	1,493	5
Repayments of debt	(264)	(23)	(584)	(272)
Proceeds from restricted cash investments	106	—	298	—
Deposits to restricted cash investments	(42)	—	(158)	—
Distribution of qualifying additional paid-in capital	—	(254)	(278)	(508)
Other, net	(7)	—	(8)	(4)
Net cash provided by (used in) financing activities	1,286	(275)	503	(721)

Net increase (decrease) in cash and cash equivalents	2,037	(103)	1,984	(108)
Cash and cash equivalents at beginning of period	3,964	3,349	4,017	3,354
Cash and cash equivalents at end of period	$6,001	$3,246	$6,001	$3,246

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions) (1)
	Three months ended			Nine months ended September 30,
	September 30, 2012	June 30, 2012	September 30, 2011	2012	2011
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$1,213	$1,141	$1,030	$3,446	$2,878
Deepwater Floaters	306	327	185	876	716
Harsh Environment Floaters	247	264	190	766	522
Total High-Specification Floaters	1,766	1,732	1,405	5,088	4,116
Midwater Floaters	424	338	352	1,108	1,129
High-Specification Jackups	110	93	58	270	119
Total Contract Drilling Revenues — continuing operations	2,300	2,163	1,815	6,466	5,364

Contract Intangible Revenue	10	11	12	32	32
Other Revenues
Client Reimbursable Revenues	46	34	39	123	107
Integrated Services and Other	—	6	13	6	42
Drilling Management Services	84	138	112	291	427
Total Other Revenues	130	178	164	420	576
Total Revenue from continuing operations	2,440	2,352	1,991	6,918	5,972

Discontinued operations:
Standard Jackups	245	209	237	654	710
Other Rigs	7	7	6	21	20
Client Reimbursable Revenues	6	7	5	18	15
Total discontinued operations	258	223	248	693	745

Total Company	$2,698	$2,575	$2,239	$7,611	$6,717

	Average Daily Revenue (1)
	Three months ended			Nine months ended September 30,
	September 30, 2012	June 30, 2012	September 30, 2011	2012	2011
Continuing operations:
High-Specification Floaters:
Ultra Deepwater Floaters	$539,300	$537,000	$524,800	$537,100	$504,000
Deepwater Floaters	372,600	379,200	343,500	370,800	382,400
Harsh Environment Floaters	439,600	433,200	433,800	449,500	423,100
Total High-Specification Floaters	486,200	481,600	478,000	485,400	466,800
Midwater Floaters	284,800	295,800	287,400	285,100	310,600
High-Specification Jackups	156,700	141,500	115,000	139,900	112,500
Total continuing operations:	395,100	401,000	388,800	396,700	397,200

Discontinued operations
Standard Jackups	92,800	90,800	101,100	91,900	107,000
Other Rigs	75,000	77,800	73,800	75,400	74,500
Total discontinued operations	92,200	90,300	100,100	91,300	105,700

Total Drilling Fleet	$298,300	$305,400	$289,800	$301,500	$298,100

(1)

Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended			Nine months ended September 30,
	September 30, 2012	June 30, 2012	September 30, 2011	2012	2011
Continuing operations:
High-Specification Floaters:
Ultra Deepwater Floaters	91%	87%	79%	87%	79%
Deepwater Floaters	61%	59%	37%	55%	43%
Harsh Environment Floaters	87%	96%	95%	89%	90%
Total High-Specification Floaters	81%	79%	67%	77%	68%
Midwater Floaters	65%	52%	55%	58%	56%
High-Specification Jackups	84%	83%	66%	82%	50%
Total continuing operations	77%	72%	63%	72%	63%

Discontinued Operations:
Standard Jackups	66%	56%	49%	57%	46%
Other Rigs	100%	100%	100%	99%	60%
Total discontinued operations	67%	57%	50%	58%	46%

Total Drilling Fleet	73%	66%	58%	67%	56%

(2)	Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

	Revenue Efficiency(3)
	Trailing Five Quarters and Historical Data
	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011	FY 2011	FY 2010

Ultra Deepwater	95.8%	92.2%	89.4%	89.5%	86.4%	87.7%	88.6%
Deepwater	93.5%	92.1%	83.2%	88.1%	87.7%	89.4%	90.3%
Harsh Environment Floaters	95.5%	98.1%	97.8%	98.0%	94.4%	97.4%	96.0%
Midwater Floaters	89.7%	87.4%	90.8%	94.2%	90.8%	92.6%	92.5%
High Specification Jackups	97.3%	94.5%	92.5%	93.4%	96.8%	94.8%	94.6%
Total continuing operations	94.3%	92.1%	89.9%	91.3%	88.5%	90.1%	90.8%

Standard Jackups	95.4%	97.4%	97.9%	96.6%	98.3%	97.8%	97.4%
Others	99.1%	99.4%	97.3%	98.6%	99.5%	98.7%	98.4%
Total discontinued operations	95.5%	97.5%	97.9%	96.6%	98.3%	97.8%	97.4%

Total Fleet	94.5%	92.5%	90.6%	91.9%	89.5%	90.9%	91.7%

(3)	Revenue efficiency is defined as actual revenue divided by the highest amount of total revenue which could have been earned during the relevant period(s).

TRANSOCEAN LTD. AND SUBSIDIARIES

SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS

(In US$ millions, except percentages)

	Three months ended			Nine months ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Income (loss) from continuing operations before income taxes	$630	$(321)	$77	$422	$540
Add back (subtract):
Litigation matters	8	750	—	758	—
Acquisition costs	—	—	5	1	5
Gain on disposal of other assets, net	(51)	—	—	(51)	—
Loss on impairment of goodwill and other assets	—	—	—	210	—
Loss on redeemed noncontrolling interest	—	14	—	25	—
Loss on forward exchange contract	—	—	78	—	78
Gain on sale of equity method investment	—	—	(13)	—	(13)
Other, net	(1)	—	—	(2)	6
Adjusted income from continuing operations before income taxes	586	443	147	1,363	616

Income tax (benefit) expense from continuing operations	104	(16)	93	96	211
Add back (subtract):
Litigation matters	2	—	—	2	—
Gain on disposal of other assets	(3)	—	—	(3)	—
Loss on impairment	—	—	—	30	—
Changes in estimates (1)	(14)	141	7	154	(23)
Other, net	—	—	—	—	2
Adjusted income tax expense from continuing operations (2)	$89	$125	$100	$279	$190

Effective Tax Rate (3)	16.5%	5.0%	120.8%	22.7%	39.1%

Annual Effective Tax Rate (4)	15.2%	28.2%	68.0%	20.5%	30.8%

(1)

Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2)

The three and nine months ended September 30, 2012 includes $(31) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)

Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

TRANSOCEAN LTD. AND SUBSIDIARIES

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Income and Diluted Earnings Per Share

(in US$ millions, except per share data)

	YTD	QTR	YTD	QTR	QTR
	09/30/12	09/30/12	06/30/12	06/30/12	03/31/12
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$(675)	$(381)	$(294)	$(304)	$10
Add back (subtract):
Litigation matters	756	6	750	750	—
Loss on impairment of goodwill and other assets	180	—	180	—	180
Gain on disposal of assets, net	(48)	(48)	—	—	—
Loss on redeemed noncontrolling interest	25	—	25	14	11
Loss on impairment of discontinued operations	911	878	33	12	21
(Gain) loss on sale of discontinued operations	(70)	—	(70)	(72)	2
Loss from discontinued operations	152	30	122	58	64
Discrete tax items and other, net	(154)	14	(168)	(141)	(27)
Net income, as adjusted	$1,077	$499	$578	$317	$261

Diluted Earnings Per Share
Diluted earnings (loss) per share, as reported	$(1.90)	$(1.06)	$(0.83)	$(0.85)	$0.03
Add back (subtract):
Litigation matters	2.12	0.02	2.12	2.09	—
Loss on impairment of goodwill and other assets	0.50	—	0.51	—	0.51
Gain on disposal of assets, net	(0.13)	(0.13)	—	—	—
Loss on redeemed noncontrolling interest	0.07	—	0.07	0.04	0.03
Loss on impairment of discontinued operations	2.56	2.43	0.09	0.03	0.06
(Gain) loss on sale of discontinued operations	(0.19)	—	(0.20)	(0.20)	0.01
Loss from discontinued operations	0.42	0.08	0.34	0.16	0.18
Discrete tax items and other, net	(0.44)	0.03	(0.47)	(0.39)	(0.08)
Diluted earnings per share, as adjusted	$3.01	$1.37	$1.63	$0.88	$0.74

	YTD	QTR	YTD	QTR	YTD	QTR	QTR
	12/31/11	12/31/11	09/30/11	09/30/11	06/30/11	06/30/11	03/31/11
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$(5,754)	$(6,165)	$411	$(32)	$443	$124	$319
Add back (subtract):
Litigation matters	1,000	1,000	—	—	—	—	—
Acquisition costs	22	17	5	5	—	—	—
Loss on impairment of goodwill and other assets	5,201	5,201	—	—	—	—	—
Gain on disposal of assets, net	(13)	—	(13)	(13)	—	—	—
Loss on marketable security	13	13	—	—	—	—	—
Loss on forward exchange contract	78	—	78	78	—	—	—
Loss on impairment of discontinued operations	34	4	30	5	25	25	—
(Gain) loss on sale of discontinued operations	(201)	(24)	(177)	—	(177)	1	(178)
Loss from discontinued operations	86	55	31	—	31	11	20
Discrete tax items and other, net	16	(10)	26	(7)	33	14	19
Net income, as adjusted	$482	$91	$391	$36	$355	$175	$180

Diluted Earnings Per Share
Diluted earnings (loss) per share, as reported	$(17.88)	$(18.76)	$1.28	$(0.10)	$1.38	$0.38	$0.99
Add back (subtract):
Litigation matters	3.11	3.04	—	—	—	—	—
Acquisition costs	0.07	0.05	0.02	0.02	—	—	—
Loss on impairment of goodwill and other assets	16.15	15.83	—	—	—	—	—
Gain on disposal of assets, net	(0.04)	—	(0.04)	(0.04)	—	—	—
Loss on marketable security	0.04	0.04	—	—	—	—	—
Loss on forward exchange contract	0.24	—	0.24	0.24	—	—	—
Loss on impairment of discontinued operations	0.11	0.01	0.09	0.02	0.08	0.08	—
(Gain) loss on sale of discontinued operations	(0.62)	(0.07)	(0.53)	—	(0.54)	—	(0.55)
Loss from discontinued operations	0.27	0.17	0.09	—	0.10	0.04	0.06
Discrete tax items and other, net	0.04	(0.03)	0.07	(0.03)	0.09	0.05	0.06
Diluted earnings per share, as adjusted	$1.49	$0.28	$1.22	$0.11	$1.11	$0.55	$0.56

Note: 2010 has been removed pending restatement for discontinued operations.